Exhibit 2.5

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of June 10, 2026 (the “Effective Date”) by and among (i) Voyager Acquisition Corp., a Cayman Islands exempted company (the “Company”), (ii) Veraxa Biotech Holding AG, a company limited by shares organized under the Laws of Switzerland (“PubCo”), and (iii) Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”; together with the Company and PubCo, the “Parties” and each, a “Party”).

BACKGROUND

A. The Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of August 8, 2024, and filed with the United States Securities and Exchange Commission as part of a current report Form 8-K on August 14, 2024 (as amended, including all Exhibits thereto, the “Existing Warrant Agreement”).

B. Pursuant to the Existing Warrant Agreement, and in each case with each whole Public Warrant being exercisable for one share of the Company’s Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”), and with an exercise price of $11.50 per share, the Company has issued and sold:

i.	12,650,000 redeemable warrants as part of units to public investors in a public offering (the “Public Warrants”);

ii.	5,037,500 redeemable warrants to Voyager Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”) as part of a private placement transaction (the “Sponsor Private Placement Warrants”); and

iii.	2,627,500 redeemable warrants to certain investors as part of a private placement transaction (the “Underwriter Private Placement Warrants” and, together with the Public Warrants and the Sponsor Private Placement Warrants, the “Warrants”).

C. The Company, PubCo, Veraxa Biotech AG, a public limited company organized under the Laws of Switzerland, and Oliver Baumann, an individual, entered into that certain Business Combination Agreement, dated as of April 22, 2025 (as amended and/or restated from time to time, the “Business Combination Agreement”).

D. On the Effective Date, pursuant to the provisions of the Business Combination Agreement:

i.	the Company merged with and into Veraxa Cayman Merger Sub, an exempted company limited by shares incorporated under the laws of the Cayman Islands, and a direct wholly owned Subsidiary of PubCo (“Merger Sub”), with Merger Sub as the surviving company in the merger and continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”);

ii.	the Contribution Agent (as defined in the Business Combination Agreement) contributed the shares of Merger Sub received in the Initial Merger on behalf of the Company shareholders to PubCo and transferred the ordinary shares of PubCo, par value CHF 1/113.25 per share (“PubCo Ordinary Shares”) received by Sponsor to the Company shareholders (such exchange, the “Share Exchange”);

iii.	Merger Sub distributed its assets to PubCo as a liquidating distribution and was dissolved under the Laws of the Cayman Islands and ceased to be a wholly owned subsidiary of PubCo; and

iv.	the Company merged with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger”; the Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

E. As provided in Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for PubCo Ordinary Shares.

F. The Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement).

G. PubCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for PubCo Ordinary Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement.

H. The Parties desire (i) that the Company assign to PubCo, and that PubCo assume from the Company, all rights, interests, duties and obligations of the “Company” under the Existing Warrant Agreement and the Warrants, and (ii) to amend the Existing Warrant Agreement to, among other things, (x) substitute PubCo and the Ordinary Shares as the issuer and underlying security, (y) reflect PubCo’s status as a Swiss issuer and a foreign private issuer and (z) incorporate Swiss‑law related provisions and disclosures required or advisable to facilitate the valid issuance and delivery of PubCo Ordinary Shares upon exercise of the Warrants.

I. Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, correcting any mistake or defective provision contained therein, adjusting the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the Existing Warrant Agreement, or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

AGREEMENT

In consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for PubCo Ordinary Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to PubCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Warrant Agreement by PubCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

Section 1.3 Adaptation. PubCo undertakes to perform and comply with, and to procure the performance and compliance with, all obligations under the Existing Warrant Agreement (as amended hereby) to the fullest extent permitted by and in accordance with Swiss law and PubCo’s Articles of Association. To the extent the provisions and obligations under the Existing Warrant Agreement (as amended hereby) cannot be performed in the same manner under Swiss law or conflict with Swiss mandatory law, such provisions and obligations shall be performed as closely as possible in good faith within the permissible limits of Swiss law and the organizational documents of PubCo, and the Parties shall use their best efforts to adapt the Existing Warrant Agreement accordingly.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately following the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble.

(a)	All references to “Voyager Acquisition Corp., a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “Veraxa Biotech Holding AG (CHE-441.201.868), a company limited by shares organized under the Laws of Switzerland”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to PubCo rather than to Voyager Acquisition Corp.

(b)	All references to “Class A ordinary share of the Company, par value $0.0001 per share (Class A Shares)” in the Existing Warrant Agreement shall refer instead to “common shares of the Company, par value CHF 1/113.25 (PubCo Ordinary Shares)”. As a result thereof, all references to “Class A Shares” in the Existing Warrant Agreement shall be replaced by a reference to “PubCo Ordinary Shares”.

Section 2.2 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Veraxa Biotech Holding AG

Talacker 35

8001 Zurich

Switzerland

Attention: Oliver Baumann

Email address: Oliver.baumann@xlifesciences.ch

ARTICLE III

SWISS LAW PROVISIONS TO FACILITATE ISSUANCE UPON EXERCISE

Section 3.1 Conditional Share Capital; Corporate Authorizations. PubCo represents and covenants that, as of the Effective Date and at all times while any Warrants remain outstanding, it has and will maintain sufficient conditional share capital (bedingtes Aktienkapital) or other valid corporate authorization under its articles of association (the Articles) and Swiss law to permit the valid issuance, delivery and registration of the PubCo Ordinary Shares issuable upon exercise on a cash basis of all outstanding Warrants without further shareholder approval. The Parties acknowledge that PubCo’s Articles provide that shareholders’ pre‑emptive rights (Bezugsrechte) and advance subscription rights (Vorwegzeichnungsrechte) are excluded with respect to the PubCo Ordinary Shares reserved for issuance upon exercise on a cash basis of the Warrants.

Section 3.2 Valid Issuance; Ranking. PubCo covenants that any PubCo Ordinary Shares issued upon due exercise on a cash basis of the Warrants will be, upon issuance, validly issued within the meaning of Swiss law, fully paid as to their nominal value and non‑assessable, and shall rank pari passu with all other outstanding PubCo Ordinary Shares, including with respect to dividends and distributions, subject to Swiss law and the Articles.

Section 3.3 Swiss Issuance Mechanics. PubCo will take, and cause to be taken, all corporate actions and Swiss law formalities necessary to issue PubCo Ordinary Shares upon exercise on a cash basis of the Warrants in compliance with Swiss law and the Articles, including (i) recording each issuance in PubCo’s uncertificated securities register and share ledger, (ii) ensuring payment mechanics for exercises (including the payment at least of the nominal value in CHF) conform to Swiss law, the Existing Warrant Agreement (as amended hereby) and the Articles, and (iii) providing any required confirmations or instructions to the transfer agent and DTC to credit the PubCo Ordinary Shares to the exercising holder’s account.

Section 3.4 No Swiss Arbitration/Forum Override of Warrant Agreement. Notwithstanding any arbitration or forum selection provision in the Articles or other organizational or corporate documents of PubCo, the governing law and forum selection provisions in Section 4.3 of this Agreement and Section 9.3 of the Existing Warrant Agreement (as amended hereby) shall control any dispute arising out of or relating to the Existing Warrant Agreement, this Agreement or the Warrants.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 4.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 4.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles thereof, provided that matters that as a matter of the Laws of the Cayman Islands are required to be governed by the Law of the Cayman Islands or Switzerland (including, without limitation, the effects of the Business Combination and the fiduciary duties that may apply to the directors and officers of the Company and the PubCo), without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the Cayman Islands or Switzerland, as applicable.

Section 4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 4.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitute the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, PubCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

VOYAGER ACQUISITION CORP.

By:	/s/ Adeel Rouf
Name:	Adeel Rouf
Title:	Chief Executive Officer

VERAXA BIOTECH HOLDING AG

By:	/s/ Christoph Antz
Name:	Christoph Antz
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante
Name:	Steven Vacante
Title:	Vice President

ANNEX A

[Form Of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE

EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT

AGREEMENT DESCRIBED BELOW

Veraxa Biotech Holding AG

(CHE-441.201.868)

a company limited by shares organized under the Laws of Switzerland

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that ____________, or registered assigns, is the registered holder of [       ] warrants evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase ordinary shares with a par value of CHF 1/113.25 (“Ordinary Shares”), of Veraxa Biotech Holding AG (CHE-441.201.868), a company limited by shares organized under the Laws of Switzerland (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement. In addition, and notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, to the extent that the holder of a Warrant has delivered a notice contemplated by subsection 3.5.5 of the Warrant Agreement, neither the Company nor the Warrant Agent shall issue to Holder, and Holder may not acquire, any right it might have to acquire, a number of Ordinary Shares upon exercise of any Warrant to the extent that, upon such exercise, the number of Ordinary Shares then beneficially owned by Holder would exceed the Maximum Percentage of Ordinary Shares outstanding immediately after giving effect to such exercise as determined in accordance with subsection 3.3.5 of the Warrant Agreement.

Annex A-1

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

VERAXA BIOTECH HOLDING AG

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Annex A-2

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [   ] Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of August 8, 2024 (the “Warrant Agreement”) between Voyager Acquisition Corp., a Cayman Islands exempted company, and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as assigned to and assumed by Veraxa Biotech Holding AG (CHE-441.201.868), a company limited by shares organized under the Laws of Switzerland (the “Company”) by that certain Warrant Assignment, Assumption and Amendment Agreement dated as of [●], 2025 (the “Warrant Assumption Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act of 1933, as amended, and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon the exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith. The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Annex A-3

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise

●	Number of Warrants: [number]

●	Exercise Price per Share: USD [price]

●	Total Exercise Price: USD [total amount]

and to receive [number] fully paid Ordinary Shares of Veraxa Biotech Holding AG, par value CHF 1/113.25, out of the Company’s conditional share capital pursuant to Article 3a of the Company’s Articles of Association.

The total exercise price of USD [total amount] will be/has been transferred to the following bank account of the Company: [Company bank details].

The undersigned requests that such Ordinary Shares be registered in the name of [   ], whose address is [   ] and that such Ordinary Shares be delivered to [   ] whose address is [   ]. If said [   ] number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [   ], whose address is [   ] and that such Warrant Certificate be delivered to [   ], whose address is [   ].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required “cashless” exercise pursuant to Section 6.3 and Section 3.3.1(b) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 6.3 and Section 3.3.1(b) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of, whose address is and that such Warrant Certificate be delivered to, whose address is.

[To be included in any Election to Purchase of a holder who has provided the notice set forth in subsection 3.3.5 of the Warrant Agreement.

By signing this Election to Purchase, the undersigned hereby certifies that after giving effect to such exercise, the undersigned (together with such person’s affiliates) or any “group” of which holder or its affiliates is a member, would not beneficially own in excess of the Maximum Percentage of the Ordinary Shares outstanding immediately after giving effect to such exercise as determined in accordance with subsection 3.3.5 of the Warrant Agreement.]

[Signature Page Follows]

Annex A-4

Date: , 20

(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

Annex A-5